Filed pursuant to Rule 433
 February 3, 2006

Relating to Pricing Supplement No. 16 to
 Registration Statement No. 333-131266
 Dated January 25, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
 Senior Notes

Preliminary Pricing Sheet February 3, 2006

Yield Curve Steepener Capital-Protected Notes
due March 3, 2008
 Based on the Difference Between 10-Year Constant Maturity Treasury and 3-Month LIBOR Rates

Offering Price:	$1,000 per Note

Aggregate Principal Amount:	TBD

Pricing Date:	TBD

Original Issue Date:	March 3, 2006

Maturity Date:	March 3, 2008

Maturity Redemption Amount:	$1,000 + Supplemental Redemption Amount

Supplemental Redemption Amount:	$1,000 multiplied by the Rate Spread Multiplied by the Leverage Factor; provided that the Supplemental Redemption Amount will not be less than zero.

Rate Spread:	10-Year-CMT minus 3-Month-LIBOR on the fifth Business Day prior to the Maturity Date

Leverage Factor:	12 to 15 (actual leverage factor to be determined on the pricing date)

Listing:	None

CUSIP:	61746SCA5

Minimum Denominations:	$1,000

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	Per Note: 100%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 16, dated February 3, 2006
Prospectus Dated January 25, 2006
Prospectus Supplement Dated January 25, 2006